Exhibit 99.1


      Contact:    Daniel Jarvis
                  Ford Credit
                  313-594-2527
                  djarvis1@ford.com


      IMMEDIATE RELEASE


      FORD CREDIT EARNS $367 MILLION IN THE SECOND QUARTER

      DEARBORN, Mich., July 18, 2001 - Ford Credit earned $367 million in the second quarter of 2001, with total earnings for the first half of 2001 totaling $760 million.

      Excluding adjustments related to SFAS 133 (Accounting for Derivative Instruments and Hedging Activities), Ford Credit earned $399 million, up 3 percent from second quarter 2000 earnings of $388 million.

      The $11 million increase (excluding SFAS 133) reflects primarily higher financing volume and net margin, and improved investment and other income, offset partially by higher credit losses. The increase in credit losses reflects the restructuring of North American operations, changes in the economic environment, and an increase in loss per charge-off.

      After-tax return on average equity was 13 percent in the second quarter of 2001, compared with 13.4 percent in the same period a year earlier. Excluding SFAS 133, earnings for the first half of 2001 totaled
      $805 million, up 9 percent from the first half of 2000.

      "We achieved earnings growth in the second quarter despite increased challenges in the external environment," said Donald A. Winkler, Chairman and CEO of Ford Motor Credit Company. "We continue to remain focused on improving our core businesses - achieving solid growth and improved efficiencies, while we keep a careful watch on the economy."

      Ford Credit's total net finance receivables increased to $165.2 billion as of June 30, 2001, compared with $156 billion in the same period of the previous year.

      Ford Credit is a wholly-owned subsidiary of Ford Motor Company and is the world's largest automotive finance company. Now in its 42nd year, Ford Credit provides vehicle financing in 40 countries to more than 10 million customers and more than 12,500 automotive dealers. More information about Ford Credit can be found on the World Wide Web at www.fordcredit.com.

                                      # # #

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Communications, Ford Motor Credit Company, The American Road, P.O. Box 1732,
Dearborn, Michigan  48121.  Telephone: 313/594-1096; Fax: 313/390-2453
Internet:  http://www.fordcredit.com


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                                        Ford Motor Credit Company and Consolidated Subsidiaries

                                                         OPERATING HIGHLIGHTS


                                                                                              Second Quarter
                                                                                ----------------------------------
                                                                                      2001                2000
                                                                                ---------------    ----------------
Income (in Millions)
------
     Income Before Income Taxes                                                 $      584.3       $       632.1
     Net Income                                                                        366.7               387.7

     Memo:  Depreciation Expense                                                $    2,250.0       $     2,018.1


Market Share
     Ford Retail & Lease       United States                                            43.9%               47.8%
                               Europe                                                   36.8                33.0

     Ford Wholesale            United States                                            86.4%               82.4%
                               Europe                                                   97.3                94.8


Contract Volume - New and Used Retail/Lease (in Thousands)
---------------
     United States                                                                       945                980
     Europe                                                                              261                206
     Other International                                                                 189                172
                                                                                         ---                ---
         Total Contract Volume                                                         1,395              1,358
                                                                                       =====              =====


Assets (in Millions)
------
     Net Finance Receivables                                                    $   125,615.7      $   119,005.8
     Net Investment in Operating Leases                                              39,535.8           36,977.0
                                                                                -------------      -------------
         Total Net Finance Receivables                                          $   165,151.5      $   155,982.8
     Other Assets                                                                    16,893.3           11,837.9
                                                                                -------------      -------------
         Total Assets                                                           $   182,044.8      $   167,820.7
                                                                                  ===========      =============


Liabilities and Stockholder's Equity (in Millions)
------------------------------------
     Liabilities
         Debt - Payable within one year                                         $    60,091.1      $    63,382.4
         Debt - Payable after one year                                               93,765.0           77,571.0
                                                                                -------------      -------------
              Total Debt                                                        $   153,856.1      $   140,953.4
         Other Liabilities                                                           16,190.4           14,709.2
                                                                                -------------      -------------
              Total Liabilities                                                 $   170,046.5      $   155,662.6

     Minority Interests in Net Assets of Subsidiaries                                    16.8              416.6
     Stockholder's Equity                                                            11,981.5           11,741.5
                                                                                -------------      -------------
                  Total Liabilities and Stockholder's Equity                    $   182,044.8      $   167,820.7
                                                                                  ===========        ===========

Selected Financial Metrics Excluding SFAS 133
     Income Before Income Taxes                                                 $        635.1
     Net Income                                                                          398.6
     Leverage                                                                             12.2:1
     Stockholder's Equity                                                       $     12,479.2


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